SCHEDULE 14A INFORMATION

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                    Exchange Act of 1934

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                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

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      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994

          [Union Pacific Corporation Letterhead]

          EXPERTS SAY UNION PACIFIC'S PROPOSED MERGER WITH SANTA FE WARRANTS FAVORABLE ICC CONSIDERATION

          Bethlehem, PA, October 26 -- Union Pacific Corporation (NYSE: UNP) today said it has sent to Santa Fe Pacific Corporation's (NYSE: SFX) management and directors the conclusions and individual reports of a panel of experts regarding UP's proposed combination with Santa Fe. The five-member panel of experts on Interstate Commerce Commission and transportation matters reviewed a paper that UP previously prepared and delivered to Santa Fe's management and directors detailing the factual case that UP would expect to make to the ICC in the event a combination is agreed to with Santa Fe.

               Based on their review of the UP paper, including the benefits and competition-preserving conditions described, discussions among members of the panel and their own analysis and experience in this area, the panelists reached the following conclusions:

                    The three ICC experts on the panel said:

                    * Union Pacific has outlined a strong case for ICC approval of a combination with Santa
          Fe that warrants favorable consideration by the ICC.

                    * A Union Pacific/Santa Fe combination should have good prospects of obtaining ICC approval.

                    The federal transportation policy expert wrote:

                    *   The Department of Transportation is
          unlikely to oppose, and may well support, a Union Pacific/Santa Fe combination. The benefits that would result are "precisely" the type of objectives that Transportation Secretary Federico Pena seems interested in furthering as a part of the National Transportation System.

                    The expert on logistics and shipper needs said:

                    * A Union Pacific/Santa Fe combination would provide major benefits for the shipping public as well as U.S. industry in general. A combined Union Pacific/Santa Fe will become more cost and service competitive to the benefit of rail industry customers.

                    The experts further noted that ICC approval is a long and complex process that can take two years or longer. The experts advised that one cannot predict with certainty the outcome of ICC review of either a UP or Burlington Northern combination with Santa Fe.

                    Richard K. Davidson, Union Pacific Railroad
          Company chairman and chief executive officer said, "We asked five respected experts to address the regulatory issues raised by Santa Fe concerning our proposal. We believe these experts have addressed Santa Fe's concerns."

                    Davidson continued, "Although there are
          significant ICC issues and we cannot predict the ultimate outcome of the review process, we believe the experts' conclusions should dispel Santa Fe's stated concerns about the legitimacy of our proposal. We hope that after Santa Fe's management reviews these reports they will agree to discuss our proposal to negotiate an alternative transaction in the same very serious manner in which we have presented it."

                    No member of the panel has ever represented
          Union Pacific before the ICC or on any other matter, except that Dr. C. John Langley, Jr., a logistics/transportation expert, has in the past done limited consulting for UP.

                    A copy of the panel's conclusions follows this release. For copies of the experts' opinions and the Union Pacific paper, please call either Gary Schuster at Union Pacific, 610-861-3382, or Richard Rice at Hill and Knowlton, 212-697-5600.

             STATEMENT OF PANEL OF ICC AND TRANSPORTATION EXPERTS

                    The undersigned were retained by Union Pacific Corporation to review Interstate Commerce Commission and transportation issues relating to a possible combination of Union Pacific and Santa Fe Pacific Corporation.

                    We have reviewed a memorandum, dated October
          17, 1994, prepared by Mr. John H. Rebensdorf of Union Pacific Railroad Company. Such memorandum summarizes the key elements of the factual case that Union Pacific would expect to make to the ICC for approval of a combination with Santa Fe.

                    The memorandum describes the substantial rail service improvements and other benefits that Union Pacific believes would result from a Union Pacific/Santa Fe combination. The benefits include those in three major areas: new single-line service, other significant service benefits, and cost savings and efficiencies. The memorandum also discusses the possible conditions, such as the right of other railroads to provide competitive services over the consolidated system's lines and the sale or lease of lines to other railroads, that Union Pacific would be prepared to grant to other railroads in order to address competitive issues relating to a combination with Santa Fe.

                    Based on our review of this report, including the benefits and competition-preserving conditions described therein, discussions among members of the panel and our own analysis and experience in this area, we conclude the following:

                    Messrs. DePodesta, Kharasch and Sterrett, ICC experts:

                    * Union Pacific has outlined a strong case for ICC approval of a combination with Santa Fe that warrants favorable consideration by the ICC.

                    * A Union Pacific/Santa Fe combination should have good prospects of obtaining ICC approval.

                    Mr. McCormick, transportation expert:

                    * The Department of Transportation is unlikely to oppose, and may well support, a Union
                       Pacific/Santa Fe combination.

                    Dr. Langley, logistics/transportation expert:

                    * A Union Pacific/Santa Fe combination would provide major benefits for the shipping public as well as U.S. industry in general. A combined Union Pacific/Santa Fe will become more cost and service competitive in their markets to the benefit of rail industry customers. These significant public benefits would be difficult to achieve otherwise.

                    We note that ICC approval is a long and complex process which can take two years or longer. At this stage, one cannot predict with certainty the outcome of ICC review of either a Union Pacific or a Burlington Northern combination with Santa Fe.

                        UNION PACIFIC PANEL OF EXPERTS

                    JOHN F. DEPODESTA,
                              attorney who has represented numerous
                              rail carriers and public bodies in
                              proceedings before the ICC; former
                              General Counsel of Consolidated Rail
                              Corporation

                    ROBERT N. KHARASCH,
                              Washington, D.C. attorney for more
                              than 40 years who specialized in
                              transportation law; coordinating
                              counsel for railroad opponents to the
                              unsuccessful Santa Fe-Southern
                              Pacific merger

                    MALCOLM M.B. STERRETT,
                              attorney with extensive rail
                              transportation experience and former
                              ICC Commissioner

                    WALTER B. MCCORMICK, JR.,
                              Partner, Bryan Cave, Washington, D.C.
                              (attorneys), and former General
                              Counsel of the U.S. Department of
                              Transportation

                    C. JOHN LANGLEY JR.,  PH.D.,
                              John H. "Red" Dove Distinguished
                              Professor of Logistics and
                              Transportation, University of
                              Tennessee

          The participants in this solicitation include Union Pacific Corporation ("Union Pacific") and the following directors and executive officers of Union Pacific:
          Robert P. Bauman (Director), Charles E. Billingsley (Vice President, Controller), Richard B. Cheney (Director), E. Virgil Conway (Director), Richard K. Davidson (Director, President), John E. Dowling (Vice President - Corporate Development), Spencer F. Eccles (Director), Ursula F. Fairbairn (Senior Vice President - Human Resources), Elbridge T. Gerry, Jr. (Director), William H. Gray, III (Director), John B. Gremillion, Jr. (Vice President - Taxes), Judith Richards Hope (Director), Lawrence M. Jones (Director), Drew Lewis (Director, Chairman and Chief Executive Officer), Richard J. Mahoney (Director), Claudine B. Malone (Director), L. White Matthews, III (Director, Executive Vice President - Finance), Mary E. McAuliffe (Vice President - External Relations), Jack L. Messman (Director), John R. Meyer (Director), Thomas A. Reynolds, Jr. (Director), James D. Robinson, III (Director), Robert W. Roth (Director), Gary F. Schuster (Vice President - Corporate Relations), Richard D. Simmons (Director), Gary M. Stuart (Vice President and Treasurer), Judy L. Swantak (Vice President and Corporate Secretary), Carl W. von Bernuth (Senior Vice President and General Counsel). Union Pacific is the beneficial holder of 200 shares of the common stock of Santa Fe Pacific Corporation ("Santa Fe") purchased on October 6, 1994. 100 of such shares were purchased for $14 per share in an open market transaction entered into on the over-the-counter market and 100 of such shares were purchased for $13-1/2 per share in an open market transaction executed on the NYSE. No directors or executive officers of Union Pacific own any shares of Santa Fe common stock.
          Certain employees of Union Pacific may be participants:
          Mary S. Jones (Assistant Treasurer of Union Pacific), Gary W. Grosz (Manager - Investor Relations of Union Pacific), John J. Koraleski (Executive Vice President, Finance and Information Technologies of Union Pacific Railroad Company), James A. Shattuck (Executive Vice President, Marketing and Sales of Union Pacific Railroad Company), Arthur L. Shoener (Executive Vice President, Operations of Union Pacific Railroad Company), James V. Dolan (Vice President, Law of Union Pacific Railroad Company), Michael F. Kelly (Vice President, Marketing - Services of Union Pacific Railroad Company), John H. Rebensdorf (Vice President, Strategic Planning of Union Pacific Railroad Company). The aforementioned employees of Union Pacific own in the aggregate less than 1% of the outstanding shares of Santa Fe common stock.
          Certain other representatives of Union Pacific who may be participants:
          Richard H. Bott (Managing Director at CSFirst Boston Corporation), David A. DeNunzio (Managing Director at CSFirst Boston Corporation), Gerald M. Lodge (Managing Director at CSFirst Boston Corporation), Stephen C. Month (Director at CSFirst Boston Corporation), Scott R. White (Associate at CSFirst Boston Corporation), Samuel H. Schwartz (Associate at CSFirst Boston Corporation), Caroline P. Sykes (Analyst at CSFirst Boston Corporation). None of the aforementioned employees of CSFirst Boston Corporation own any shares of Santa Fe common stock. In the normal course of its business, CSFirst Boston may trade the debt and equity securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of October 26, 1994, CSFirst Boston Corporation held a net short position of less than 1% of the outstanding shares of Santa Fe common stock.